EXHIBIT 99.1

FORZA X1, INC. REPORTS RESULTS FOR THE THREE MONTHS ENDED MARCH 31, 2024

FORT PIERCE, FL / ACCESSWIRE / May 15, 2024 — Forza X1, Inc. (Nasdaq: FRZA) (“Forza,” the “Company”), a developer of electric sport boats, today reported operational highlights and financial results for the three months ended March 31, 2024.

Highlights for the Three Months Ended March 31, 2024:

●	Cash, cash equivalents, and marketable securities were approximately $9,952,000 on March 31, 2024, compared to $12,803,000 on December 31, 2023.

●	Reduced cash burn during the first quarter through lower SG&A, including salaries, wages, and R&D spending.

“The past year has seen a marked deceleration in the global demand for recreational marine vehicles, influenced heavily by economic uncertainties and shifting consumer priorities,” stated Joseph Visconti, Executive Chairman and Interim CEO of Forza X1, Inc. “This slowdown reflects broader trends affecting the recreational vehicle industries at large, including electric vehicles (EVs). Notably, the global shift towards EV adoption has been much slower than initially anticipated. Several leading automotive manufacturers have adjusted their strategies, accordingly, including halting the construction of dedicated EV factories.”

According to Visconti, the slower-than-expected adoption rates have led to cautious consumer spending and investment in EV technology, directly impacting the Company’s market. Specifically, the electric boat segment has experienced even more sluggish growth than the automotive sector. In addition, while Forza’s electric boats are still in the development stage, many of the larger players in the boat industry, such as Mercury Marine, have completed their development efforts and have brought their electric outboard motors to market.

“Despite these challenges, we have managed to sustain operations through strategic adjustments, including cost management and a focus on strategic partnerships,” explained Visconti. “We have implemented measures that have reduced cash burn and conserved cash reserves while seeking to leverage our technological advancements through strategic collaborations and partnerships to enhance shareholder value. We have responded to the industry challenges by tightening our financial reins to mitigate the impacts of reduced demand with a view toward long-term sustainability.”

The Company is enacting the following key measures:

1.	Capital Expenditure Reduction: With the exception of our new facility, capital expenditures have been significantly curtailed, focusing only on essential maintenance and strategically critical projects. Non-essential development has been postponed or re-evaluated based on stringent ROI analyses.

2.	Workforce Optimization: Although a difficult decision, we have optimized our workforce to align with current production needs and financial realities. This includes a temporary freeze on hiring and, regrettably, reductions in areas where the workload has decreased. These measures are designed to preserve as many jobs as possible while maintaining financial viability.

3.	Expense Management: We are scrutinizing all expenses, from administrative to marketing, ensuring that only those that are essential and offer clear value are maintained or increased. This has also involved renegotiating contracts and seeking better terms from suppliers to reduce costs without compromising quality.

“Through these focused financial strategies and strategic partnerships, we aim to not only navigate the current market challenges but also set the stage for future growth and success. Our commitment to innovation, sustainability, and shareholder value guides our every decision,” Visconti concluded.

Conference Call

Executive Chairman and Interim CEO Joseph Visconti will hold a conference call today, Wednesday, May 15, 2024, at 10:00 AM ET. To listen to the conference call, interested parties should dial 1-877-407-4018 and use Conference ID 13746471. All callers should dial in approximately 10 minutes before the scheduled start time and ask to join the Forza X1 conference call.

The conference call will also be available through a live audio webcast that can be accessed by clicking on the LINK HERE.

The Company’s complete financial statements are being filed today with the Securities and Exchange Commission and can be accessed via https://ir.forzax1.com/sec-filings.

About Forza X1, Inc.

Forza X1, Inc.’s mission is to inspire the adoption of sustainable recreational boating by producing stylish electric sport boats. We are focused on creating, implementing, and selling electric boats utilizing our electric vehicle technology to control and power our boats and proprietary outboard electric motor. Our electric boats are designed to be fully integrated including the hull, outboard motor, and control system. For more information, please visit forzax1.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are identified by the use of the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” and similar expressions that are intended to identify forward-looking statements and include statements regarding reducing cash burn and conserving cash reserves while seeking to leverage the Company’s technological advancements through strategic collaborations and partnerships to enhance shareholder value, preserving as many jobs as possible while maintaining financial viability, renegotiating contracts and seeking better terms from suppliers to reduce costs without compromising quality and navigating the current market challenges and setting the stage for future growth and success. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release and are subject to a number of risks and uncertainties, many of which are difficult to predict that could cause actual results to differ materially from current expectations and assumptions from those set forth or implied by any forward-looking statements. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to reduce cash burn and conserve cash reserves while seeking to leverage the Company’s technological advancements through strategic collaborations and partnerships to enhance shareholder value, and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Company’s subsequent filings with the SEC, including subsequent periodic reports on Forms 10-Q and 8-K. The information in this release is provided only as of the date of this release, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events, except as required by law.

Contact:

Glenn Sonoda
investor@forzax1.com

	March 31,	December 31,
	2024	2023	Change	% Change
Cash and cash equivalents	$9,952,749	$9,821,531	$131,218	1.3%
Current assets	$10,485,918	$13,370,219	$(2,884,301)	(21.6%)
Current liabilities	$306,220	$842,594	$(536,374)	(63.7%)

	March 31,
	2024	2023	Change	% Change
Cost of sales	$29,572	$49,941	$(20,369)	(41%)
Gross loss	$(29,572)	$(49,941)	$20,369	(41%)
Operating expenses	$1,285,767	$2,079,810	$(794,043)	(38%)
Loss from operations	$(1,315,339)	$(2,129,751)	$814,412	(38%)
Other income	$147,502	$124,619	$22,883	18%
Net loss	$(1,167,837)	$(2,005,132)	$837,295	(42%)
Net loss per common share: Basic and Diluted	$(0.07)	$(0.19)	$0.12	(61%)